EXHIBIT 23.2

CONSENT OF RECONTA ERNST & YOUNG S.P.A., INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to use of our report dated September 30, 2003 in the Registration Statement (Form S-1, to be filed on or about January 16, 2003) and related Prospectus of IMPCO Technologies, Inc. for the Registration of 1,500,000 shares of its common stock.

/s/    Reconta Ernst & Young S.P.A.

Milan, Italy

January 15, 2004